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Exhibit T3E.3

ANNEX B

FORM OF AMENDMENT NO. 1 TO PLEDGE AND SECURITY AGREEMENT
FOR THE EXISTING NOTES

        This Amendment No. 1 to Pledge and Security Agreement (this "Amendment") is made and entered into as of the                         , 2011 by and among U.S. Bank National Association, a national banking association, as trustee under the Indenture referred to below (together with its successors and assigns from time to time under the Indenture, the "Trustee"), River Rock Entertainment Authority (the "Authority"), an unincorporated governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians a federally recognized Indian tribe (the "Tribe") and the Tribe (collectively, the "Parties").

        WHEREAS, the Authority issued $200,000,000 aggregate principal amount of its 9 3/4% Senior Notes due 2011 (the "Notes"), pursuant to an indenture, dated as of the November 7, 2003, among the Authority, the Tribe and the Trustee;

        WHEREAS, the Authority, the Tribe and the Trustee have entered into a First Supplemental Indenture, dated as of the date hereof, amending and supplementing the Indenture as entered into on November 7, 2003;

        WHEREAS, the Parties entered into the Pledge and Security Agreement dated as of November 7, 2003 (the "Agreement"); and

        WHEREAS the Authority and the Tribe wish to amend the Agreement to provide for the subordination of the existing liens and as otherwise provided for herein;

        NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound hereby, agree as follows:

        1.     Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to them in the Agreement.

        2.     The title of the Agreement is hereby amended to:

      "Second Lien Pledge and Security Agreement".

        3.     Section 1.1 of the Agreement is hereby amended by

          (a)   deleting the definition of "Collateral Accounts" in its entirety and replacing "each of the Collateral Accounts" in Section 2.1(e) with the term "the Collection Account";

          (b)   amending the definition of "Collateral Documents" to the following:

      "has the meaning ascribed thereto in the Indenture.";

          (c)   deleting the term "Disbursement Agent" in its entirety;

          (d)   amending the definition of "Gaming Assets" to the following:

      "has the meaning ascribed thereto in the Indenture.";

          (e)   amending the definition of "Indenture" to the following:

      "means the Indenture, dated as of November 7, 2003, among the Authority, the Tribe and the Trustee, as amended by the First Supplemental Indenture, dated as of                          , 2011, and as may be further amended and supplemented from time to time.";

          (f)    deleting the term "Intercreditor Agreement" in its entirety;

          (g)   deleting the term "Operating Account" in its entirety and replacing all references in the Agreement to such term with the term "Collection Account";

          (h)   amending the definition of "Person" to the following:

      "has the meaning ascribed thereto in the Indenture.";

          (i)    amending the definition of "Tribal Party" to the following:

      "means the Tribe, the Authority and any other committee, commission, department, board, instrumentality or political subdivision of the Tribe or the Authority or other entity wholly-owned or directly or indirectly controlled by the Tribal Council of the Tribe, the Board of Directors of the Tribe or the Board of Directors of the Authority; provided that the Dry Creek Gaming Commission, established under the Tribal Gaming Ordinance of the Tribe adopted on April 8, 1997, shall not be deemed a "Tribal Party" for any purpose hereunder."; and

          (j)    adding the following additional defined terms in the appropriate alphabetical order:

      "Act of Required Debtholders" means as to any matter at any time, a direction in writing delivered to the Trustee by or with the written consent of the holders of 75% in principal amount of the then outstanding Notes.

      For purposes of this definition, Notes registered in the name of, or beneficially owned by, the Authority, the Tribe, any other Tribal Party or any Affiliate of any of the foregoing will be deemed not to be outstanding.

      "Collateral Trust Agreement" has the meaning ascribed thereto in the Indenture.

      "Collateral Trustee" has the meaning ascribed thereto in the Indenture.

      "Collection Account" means that certain deposit account of the Authority established by The Bank of the West, Account No. 10540575.

      "Common Collateral" has the meaning ascribed thereto in the Indenture.

      "Control Agreement" has the meaning ascribed thereto in the Indenture.

      "Enforcement Action" has the meaning ascribed thereto in the Indenture.

      "Indenture Debt" means the Notes and all Obligations of the Authority thereunder, under the Indenture and under the Collateral Documents.

      "Insolvency or Liquidation Proceeding" means:

      (1)    any case commenced by or against a Tribal Party under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of a Tribal Party, any receivership or assignment for the benefit of creditors relating to a Tribal Party or any similar case or proceeding relative to a Tribal Party or its creditors, as such, in each case whether or not voluntary;

      (2)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to a Tribal Party, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency;

      (3)    any proceeding seeking the appointment of a trustee, receiver, liquidator, custodian or other insolvency official with respect to a Tribal Party or any of their assets; or

      (4)    any other proceeding of any type or nature in which substantially all claims of creditors of a Tribal Party are determined and any payment or distribution is or may be made on account of such claims.

      "Lien" has the meaning ascribed thereto in the Indenture.

      "New Indenture" has the meaning ascribed thereto in the Indenture.

      "New Indenture Collateral" has the meaning ascribed thereto in the Indenture.

      "New Indenture Notes" has the meaning ascribed thereto in the Indenture.

      "New Indenture Trustee" has the meaning ascribed thereto in the Indenture.

      "Non-Management Obligation" means any obligation of the Authority other than an obligation the performance of which would constitute the performance of one or more Management Activities.

      "Obligations" has the meaning ascribed thereto in the Indenture.

      "Parity Lien Collateral Documents" has the meaning ascribed thereto in the New Indenture.

      "Parity Lien Debt" has the meaning ascribed thereto in the New Indenture.

      "Parity Lien Document" has the meaning ascribed thereto in the New Indenture.

      "Pledged Revenues" means, whether now existing or hereafter arising, and wherever located, all receipts, revenues, rents and Pledged Revenues (as defined in the Tribal UCC) from:

              (a)   the operation of any portion of the Gaming Business or Gaming Assets, including without limitation the Facility, including:

                  (i)  receipts from (A) class II gaming and class III gaming (as such terms are used in IGRA), (B) food, beverage, restaurant and other concessions derived from the Facility, (C) parking derived from the Facility, (D) the lease or sublease of space or equipment within, on or at the Facility, (E) the disposition of all or any portion of the Facility, and (F) any other activities carried on within the Facility; and

                 (ii)  the net proceeds of business interruption or delay in opening insurance (or its equivalent) obtained by or on behalf of the Authority with respect to the Facility; and

              (b)   any other receipts from class II gaming and class III gaming (as such terms are used in IGRA) that are conducted by or for the Authority or the Tribe, or any Affiliates (as defined in the Indenture) of either of them or on the Rancheria or any other trust lands of the Tribe; and

              (c)   Net Loss Proceeds (as defined in the Indenture);

      provided that in no event shall Pledged Revenues include (I) amounts collected and paid out for a sales or excise tax imposed by a governmental authority (other than the Tribe or any Affiliate of the Tribe) where such tax is billed to the purchaser as a separate item and remitted by the Tribe or the Authority to such governmental authority, (II) credits for the exchange of goods or merchandise, (III) uncollected credit transactions written off as bad debt in accordance with GAAP (as defined in the Indenture), (IV) any casualty insurance proceeds related to the Facility (except for business interruption or delay in opening insurance or its equivalent), any trust or rancheria lands or trust assets of the Tribe or the

      Authority or (V) any revenues or receipts of any Person other than the Authority, including revenues and receipts of subtenants that are not related entities.

      "Subordinated Indenture" has the meaning ascribed thereto in the Indenture.

      "Subordinated Indenture Trustee" has the meaning ascribed thereto in the Indenture.

      "Subordinated Notes" has the meaning ascribed thereto in the Indenture.

        4.     Section 1.3 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

      "Other Terms. All capitalized terms used, but not otherwise defined herein, shall have the meanings provided in the Indenture if defined therein, and if such terms are not defined in the Indenture, such terms shall have the meanings given them in the UCC.".

        5.     Section 2.1 of the Agreement is hereby amended by:

          (a)   deleting from clause (b) the words "in the Cash Collateral and Disbursement Agreement"; and

          (b)   deleting the third and final proviso in clause (j) in its entirety.

        6.     Sections 2.2 and 2.3 of the Agreement are amended by deleting the text thereof in its entirety and replacing it in each case with the following:

      "Intentionally Deleted.".

        7.     Section 5.2 of the Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

      "Intentionally Deleted.".

        8.     Section 6.1 is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

      "Upon the occurrence and during the continuation of an Event of Default, any action or proceeding to enforce this Agreement or any Assigned Agreement may be taken by the Trustee either in the applicable Tribal Party's name or in the Trustee's name, as the Trustee may deem necessary, subject always to the limitations of Section 27.".

        9.     Section 6.2 is hereby amended by adding the following in the parenthetical, after the phrase "Permitted Liens":

      "and liens on the assets of the Authority created by the Parity Lien Documents and the Parity Lien Collateral Documents".

        10.   Sections 6.3, 6.4, 6.5 and 6.6 are hereby deleted in their entirety.

        11.   Section 7.2 is hereby deleted in its entirety.

        12.   Section 9.1 of the Agreement is hereby amended by

          (a)   deleting the portion of the sentence prior to the colon in its entirety and replacing it with the following:

      "If an Event of Default has occurred and is continuing, but subject to the provisions of Sections 25, 26, 27 and 28 hereof and any Control Agreement, the Trustee may, by an Act of Required Debtholders (SUBJECT, IN EACH CASE, TO THE PROVISIONS OF SECTIONS 24.11, 29 AND 31 AND SUBJECT TO ANY FEDERAL OR STATE

      LIMITATIONS ON THE OPERATION, USE, POSSESSION AND TRANSPORTATION OF GAMING DEVICES)";

          (b)   adding the following after the word "hereunder" in clause (e):

      "the performance of which does not constitute a Management Activity";

          (c)   deleting the phrase "Authority's obligations" in clause (f) and replacing it with the following:

      "Non-Management Obligations of the Authority";

          (d)   deleting clause (g) in its entirety and replacing it with the following:

      "subject to the observance of all applicable law, including IGRA and all applicable rules and regulations of the NIGC, secure the appointment of a receiver of the Collateral so long as any appointment prohibits the receiver from engaging in any Management Activity, including prohibiting the receiver from determining which operating expenses, capital outlays and costs are made with respect to the Project;";

          (e)   deleting clause (h) in its entirety; and

          (f)    deleting the first parenthetical in the last sentence of Section 9.1.

        13.   Section 10.1 of the Agreement is hereby amended by adding the following at the end of the first sentence thereof:

      ", but subject always to the limitations in Section 29."

        14.   Section 11 of the Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

      "Upon the occurrence and during the continuation of an Event of Default, the proceeds of any sale of or other realization upon all or any part of the Collateral shall be applied:

      First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 of the Indenture, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

      Second: to the extent the proceeds constitute part of the Common Collateral, to the Collateral Trustee to be applied in accordance with Section 3.4 of the Collateral Trust Agreement;

      Third: subject to the restrictions in Article Thirteen of the Indenture, to Holders of 9 3/4% Notes, first for accrued and unpaid interest on the 9 3/4% Notes and second, for principal amounts outstanding, ratably, without preference or priority of any kind, according to the amounts due and payable on the 9 3/4% Notes for principal; and

      Fourth: to the Authority or to such party as a court of competent jurisdiction shall direct.".

        15.   Section 12 of the Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

      "Attorney-In-Fact. Subject to applicable law, including all applicable rules and regulations of the NIGC, each Tribal Party hereby constitutes and appoints the Trustee, acting for and on behalf of itself and each successor or assign of the Trustee, the true and lawful attorney-in-fact of the Tribal Party, with full power and authority in the place and stead of the Authority and in the name of the Tribal Party, the Trustee or otherwise to, upon the occurrence and during the continuance of an Event of Default, only pursuant to an Act of Required Debtholders, enforce all rights, interests and remedies of the Tribal Party with respect to the Collateral to the extent the same does not constitute a Management Activity.".

        16.   Section 13 of the Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

      "Trustee May Perform. Upon the occurrence and during the continuance of an Event of Default, if the Authority fails to perform any agreement contained herein, the Trustee may, pursuant to an Act of Required Debtholders, itself perform, or cause performance of, such agreement (except for performance which would constitute a Management Activity), and the reasonable expenses of the Trustee incurred in connection therewith shall be part of the Secured Obligations.".

        17.   Section 14.1 of the Agreement is amended by deleting the text thereof in its entirety and replacing it with the following:

      "Each Tribal Party agrees that from time to time, at the expense of the Authority, each Tribal Party shall promptly execute and deliver all records, instruments and documents, and take all action, that may be reasonably necessary or that the Trustee may reasonably request, in order to perfect the security interests granted or intended to be granted hereby. Without limiting the generality of the foregoing, each Tribal Party shall execute and deliver to the Trustee such financing or continuation statements, or amendments thereto, and such other records, instruments, documents, endorsements or notices, as may be reasonably necessary or desirable or as Trustee may reasonably request, in order to perfect security interests granted or purported to be granted hereby.".

        18.   Section 14.2 of the Agreement is hereby amended by deleting the first two sentences in their entirety and replacing them with the following:

      "Each Tribal Party hereby authorizes the Trustee to file one or more financing or continuation statements and other records with respect to all or any part of the Collateral (including any amendments thereto, or continuation or termination statements thereof), without the signature or other authorization of the Authority in such form and in such offices as the Trustee reasonably determines to be appropriate to perfect or maintain the perfection of the security interest of the Trustee hereunder; provided, however, any such financing or continuation statement or other record shall state that the Lien will at all times be junior and subordinate in all respects to any Lien on the Collateral securing the Parity Lien Debt and the Parity Lien Documents.".

        19.   The Agreement is hereby amended by the addition of the following paragraph to Section 24.7:

      "The Trustee on behalf of itself and the holders of the Indenture Debt acknowledges that the terms of the Parity Lien Debt may be modified, extended or amended from time to time, and that the aggregate amount of the Parity Lien Debt may be increased, replaced or refinanced, in each event, without consent by the Trustee or any holder of Indenture Debt and without affecting the lien priorities provided for in the Indenture and Section 25 hereof. The lien priorities set forth in the Indenture and Section 25 hereof shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Parity Lien Debt or any portion thereof.".

        20.   Section 24.11 of the Agreement is hereby amended by deleting such clause in its entirety and replacing it with the following:

      "IGRA Savings Provisions. It is not the intent of the parties hereto that this Agreement, whether considered alone, or together with any other one or more documents, constitute a management contract within the meaning of IGRA and its implementing regulations. Accordingly, to the extent any reasonable basis exists therefor, each and every provision hereof shall be interpreted in a manner that does not cause this Agreement to constitute a management contract, whether considered alone, or together with any other one or more documents. In no event shall any provision of this Agreement be applied, or deemed in effect or enforceable, to the extent such provision allows any action or influence by the holders of the Indenture Debt or any other Person that constitutes management of gaming in violation of IGRA and its implementing regulations. Notwithstanding any other provision herein, if any term or condition herein should cause this Agreement, alone, or together with any one or more other documents, to constitute a management contract within the meaning of IGRA and its implementing regulations, such provision shall be null and void without any further force and effect, with all other provisions not similarly null and void remaining in full force and effect. This Section shall survive as an agreement separate and apart from the remainder of this Agreement in the event of any determination that any provision of this Agreement causes the Agreement to constitute a management contract within the meaning of IGRA and its implementing regulations.".

        21.   The Agreement is hereby amended by the addition of the following paragraph as Section 25:

      "Lien Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Indenture Debt granted on the Common Collateral or of any Liens securing the Parity Lien Debt granted on the Common Collateral and notwithstanding any provision of applicable law or the Collateral Documents:

              (a)   any Lien on the Common Collateral securing any Parity Lien Debt, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Common Collateral securing any Indenture Debt granted pursuant to the Collateral Documents; and

              (b)   any Lien on the Common Collateral securing any of the Indenture Debt granted pursuant to the Collateral Documents shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any Parity Lien Debt.".

        22.   The Agreement is hereby amended by the addition of the following paragraph as Section 26:

      "No Contest. Neither the Trustee nor any holder of Indenture Debt will (i) contest in any proceeding the grant, attachment, validity, enforceability, perfection, or priority of any Lien securing the Parity Lien Debt, or (ii) assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.".

        23.   The Agreement is hereby amended by the addition of the following paragraph as Section 27:

      "No Enforcement Action. Notwithstanding anything to the contrary contained in the Indenture, this Agreement or the other Collateral Documents, until the indefeasible payment in full in cash of all Parity Lien Debt as evidenced by written notice delivered by the Collateral Trustee to the Trustee, neither the Trustee nor any holder of Indenture Debt will take any Enforcement Action. Upon the occurrence and during the continuance of an event of default under any Parity Lien Documents or Parity Lien Collateral

      Documents, the Collateral Trustee may take and continue any enforcement action with respect to the Common Collateral in such order and manner as it may determine in its sole discretion.".

        24.   The Agreement is hereby amended by the addition of the following paragraphs as Section 28:

      "Without limiting its rights under Section 7.07 of the Indenture, the Trustee, on behalf of itself and each the holders of the Indenture Debt, agrees that, until all Parity Lien Debt has been indefeasibly paid in cash in full as evidenced by written notice delivered by the Collateral Trustee to the Trustee, such Trustee and each such holder:

              (a)   will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Indenture Debt pari passu with or senior to, or to give the Trustee or any holder of Indenture Debt any preference or priority relative to, the Liens with respect to the Parity Lien Debt or the holders of Parity Lien Debt with respect to any of the Common Collateral;

              (b)   will not oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency or Liquidation Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Common Collateral by the Collateral Trustee or any other enforcement action taken by or on behalf of Collateral Trustee;

              (c)   has no right to consent or object to the exercise by the Collateral Trustee of any right, remedy or power with respect to the Common Collateral pursuant to the Parity Lien Documents or Parity Lien Collateral Documents or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (c), whether as a junior lien creditor, unsecured creditor or otherwise, each such Person hereby irrevocably waives such right); and

              (d)   will not institute any suit or other proceeding or assert in any suit, Insolvency or Liquidation Proceeding or other proceeding any claim against the Collateral Trustee or any holder of Parity Lien Debt seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and the Collateral Trustee shall not be liable for, any action taken or omitted to be taken by the Collateral Trustee with respect to the Common Collateral pursuant to the Parity Lien Documents or Parity Lien Collateral Documents.".

        25.   The Agreement is hereby amended by the addition of the following paragraph as Section 29:

      "Management—Activity Limitations. Notwithstanding any provision in this Agreement, the Notes, the Indenture, the New Indenture Notes, the New Indenture, any Parity Lien Document, the Subordinated Notes or the Subordinated Indenture (each, a "Transaction Document"), or any other right to enforce the provisions of any Transaction Document, none of the Collateral Trustee, the Trustee, the Subordinated Indenture Trustee or any holder of the Notes, the New Indenture Notes or the Subordinated Notes (each, a "Creditor Party") shall engage in any of the following: planning, organizing, directing, coordinating or controlling of all or any portion of the Authority's gaming operations (collectively, "Management Activities"), including, but not limited to:

              (a)   the training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor;

              (b)   any working or employment policies or practices;

              (c)   the hours or days of operation;

              (d)   any accounting systems or procedures;

              (e)   any advertising, promotions or other marketing activities;

              (f)    the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

              (g)   the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or

              (h)   budgeting, allocating, or conditioning payments of the Authority's operating expenses;

      provided, however, that upon the occurrence of an Event of Default, no Creditor Party will be in violation of the foregoing restriction solely because a Creditor Party:

      (i)
      enforces (or directs the enforcement of) compliance with any term or condition in this Agreement or any other Transaction Document that does not require the gaming operation to be subject to any third-party decision-making as to any Management Activities; or

                 (ii)  requires (or directs the requirement) that all or any portion of any revenues securing the Obligations be applied to satisfy valid terms or conditions of this Agreement or any other Transaction Document; or

                (iii)  otherwise forecloses (or directs the foreclosure of) on all or any portion of the Collateral securing the Obligations.".

        26.   The Agreement is hereby amended by the addition of the following paragraph as Section 30:

      "Section 81 Limitation. Notwithstanding any right of any Holders contained herein or in any other Collateral Document or any requirements or restrictions imposed on the Authority or the Tribe in those documents, any right, requirement or restriction that "encumbers Indian land" within the meaning of 25 U.S.C. § 81(b) shall not be effective for longer than six years, 364 days except if the document is an agreement or contract described in 25 U.S.C. § 81(c) or bears the approval of the Secretary of the Interior within the meaning of 25 U.S.C. § 81(b).".

        27.   The Agreement is hereby amended by the addition of the following paragraph as Section 31:

      "Sole Proprietary Interest. The parties agree that this Agreement is not intended to convey or provide in any way a proprietary interest in the Tribe's gaming operations.".

        28.   Miscellaneous.

          (a)   Except as herein expressly amended, all terms, covenants and provisions of the Agreement are and shall remain in full force and effect and all references therein to such Agreement shall henceforth refer to the Agreement as amended by this Amendment.

          (b)   This Amendment shall be binding upon the Parties and shall inure to the benefit of the Parties, the Trustee and the holders and beneficial owners from time to time of the 9 3/4% Notes, and their respective successors and assigns. The Collateral Trustee, the Subordinated Indenture Trustee, the holders of the Parity Lien Debt and the holders of the Subordinated Notes are intended third party beneficiaries of Sections 9.1, 12, 13, 14.2, 24.7, 25, 26, 27 and 28 of the Agreement and this Section 28(b) entitled to enforce the provisions thereof and hereof against the Trustee and the Holders as if the Collateral Trustee, the Subordinated Indenture Trustee, the holders of the Parity Lien Debt and the holders of the Subordinated Notes originally were parties to this Agreement. Without the prior written consent of the Collateral Trustee and the Subordinated Indenture Trustee, Sections 9.1, 12, 13, 14.2, 24.7, 25, 26, 27 and 28 of the Agreement and this Section 28(b) shall not be amended. Other than as specified in the preceding two sentences, no third party beneficiaries are intended in connection with this Amendment.

          (c)   THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

          (d)   This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original.

          (e)   This Amendment shall become effective upon its execution but the provisions of Sections 2 through 27, inclusive, and Section 28(b), shall not become operative until the date on which Authority pays the consent consideration due for consents validly delivered with respect to Notes tendered and accepted for exchange as provided for in the Offering Circular and Consent Solicitation Statement of the Authority dated November 18, 2011.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have each caused this Amendment No. 1 to the Pledge and Security Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	Name: Title:
RIVER ROCK ENTERTAINMENT AUTHORITY
By:	Name: Title:
DRY CREEK RANCHERIA BAND OF POMO INDIANS
By:	Name: Title:

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  Exhibit T3E.3
ANNEX B FORM OF AMENDMENT NO. 1 TO PLEDGE AND SECURITY AGREEMENT FOR THE EXISTING NOTES